For more information contact: Investor Relations Markel Corporation 804-747-0136 investorrelations@markelcorp.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2018 FINANCIAL RESULTS

Richmond, VA, February 5, 2019 --- Markel Corporation (NYSE: MKL) reported operating revenues of $6.8 billion for the year ended December 31, 2018 compared to $6.1 billion in 2017. Comprehensive loss to shareholders was $375.8 million for the year ended December 31, 2018 compared to comprehensive income to shareholders of $1.2 billion in 2017. Diluted net loss per share was $9.55 for the year ended December 31, 2018 compared to diluted net income per share of $25.81 in 2017. The combined ratio was 98% in 2018 compared to 105% in 2017. Book value per common share outstanding was $653.85 at December 31, 2018, down 4% from $683.55 at December 31, 2017. Over the five-year period ended December 31, 2018, the compound annual growth in book value per common share outstanding was 7%.

Thomas S. Gayner and Richard R. Whitt, Co-Chief Executive Officers, commented, “We continued to see organic growth and substantial contributions from our recent acquisitions within both our insurance and Markel Ventures operations. Our underwriting results for the year were positive, despite significant catastrophe losses in 2018. Comprehensive loss to shareholders and book value per share were impacted by declines in both our fixed income and equity portfolios, driven by an increase in interest rates and unfavorable movements in the equity markets during 2018. Our results were also impacted by a goodwill and intangible asset impairment in our Markel CATCo operations; however, we remain committed to our strategy in the insurance-linked securities market. In the fourth quarter, we completed the acquisition of Nephila, the industry's preeminent insurance-linked securities investment manager, and we are excited about the strategic opportunities this business brings to Markel. The acquisition of Nephila, along with our other recent acquisitions, reflects our continued strategy and commitment to build long-term value for our shareholders.”

The following tables present selected financial data from 2018 and 2017.

	Years Ended December 31,
(in thousands, except per share amounts)	2018	2017
Operating revenues	$6,841,285	$6,061,659
Income (loss) before income taxes	$(7,855)	$87,295
Net income (loss) to shareholders	$(128,180)	$395,269
Comprehensive income (loss) to shareholders	$(375,770)	$1,174,974
Weighted average diluted shares	13,923	14,006
Diluted net income (loss) per share	$(9.55)	$25.81

(in thousands, except per share amounts)	December 31, 2018	December 31, 2017
Book value per common share outstanding	$653.85	$683.55
Common shares outstanding	13,888	13,904

Comprehensive loss to shareholders for 2018 was $375.8 million compared to comprehensive income to shareholders of $1.2 billion in 2017. The decrease was primarily due to a decrease in net unrealized gains on available-for-sale investments, net of taxes, of $233.5 million in 2018 compared to an increase in net unrealized gains on investments, net of taxes, of $763.0 million in 2017. We also experienced net investment losses of $437.6 million in 2018 compared to $5.3 million in 2017 and income tax expense of $122.5 million in 2018 compared to income tax benefit of $313.5 million in 2017. Partially offsetting these decreases was underwriting profit of $113.8 million in 2018 compared to an underwriting loss of $207.2 million in 2017.

Effective January 1, 2018, we adopted Financial Accounting Standards Board, Accounting Standards Update (ASU) No. 2016-01, Financial Instruments (Topic 825): Recognition and Measurement of Financial Assets and Liabilities, and as a result, equity securities are no longer classified as available-for-sale with unrealized gains and losses recognized in other comprehensive income. Rather, all changes in fair value of equity securities are now recognized in net income. For the year ended December 31, 2018, the change in fair value of equity securities was a loss of $425.6 million included in net loss compared to a gain of $1.1 billion for the year ended December 31, 2017, of which $1.0 billion was included in other comprehensive income. This change in presentation has no impact on comprehensive income (loss) to shareholders.

In October 2018, we acquired 90% of Brahmin Leather Works, LLC (Brahmin), a Massachusetts-based privately held creator of fashion leather handbags. Results attributable to Brahmin are included in our Markel Ventures segment.

In November 2018, we acquired all of the outstanding shares of Nephila Holdings Ltd. (Nephila), a Bermuda-based investment manager offering a broad range of investment products, including insurance-linked securities, catastrophe bonds, insurance swaps and weather derivatives. Nephila operates as a separate business unit and its operating results are not included in a reportable segment.

Underwriting Results

Consolidated

	Combined Ratio Analysis
	Years Ended December 31,
	2018	2017
Insurance	94%	97%
Reinsurance	113%	132%
Consolidated	98%	105%

The consolidated combined ratio was 98% in 2018 compared to 105% in 2017. The decrease in the consolidated combined ratio for 2018 compared to 2017 was primarily attributable to lower catastrophe losses in 2018 compared to 2017.

Underwriting results in 2018 included $287.3 million, or six points, of underwriting loss from Hurricanes Florence and Michael, Typhoon Jebi and wildfires in California (2018 Catastrophes). Underwriting results in 2017 included $565.3 million, or 13 points, of underwriting loss from Hurricanes Harvey, Irma, Maria and Nate as well as the earthquakes in Mexico and wildfires in California (2017 Catastrophes).

The following table summarizes, by segment, the components of the underwriting losses related to the 2018 and 2017 Catastrophes.

	Years Ended December 31,
	2018			2017
	2018 Catastrophes			2017 Catastrophes
(dollars in thousands)	Insurance	Reinsurance	Consolidated	Insurance	Reinsurance	Consolidated
Losses and loss adjustment expenses, net	$105,265	$187,490	$292,755	$254,976	$330,384	$585,360
Ceded (assumed) reinstatement premiums	5,142	(10,583)	(5,441)	12,391	(32,465)	(20,074)
Underwriting loss	$110,407	$176,907	$287,314	$267,367	$297,919	$565,286
Impact on combined ratio	3%	19%	6%	8%	32%	13%

The estimated net losses and loss adjustment expenses on the 2018 and 2017 Catastrophes were net of estimated ceded losses of $244.1 million and $490.3 million, respectively. Both the gross and net loss estimates on the 2018 and 2017 Catastrophes as of December 31, 2018 represent our best estimate of losses based upon information currently available. Our estimates for these losses are based on claims received to date and detailed policy level reviews, industry loss estimates, output from both industry and proprietary models as well as a review of in-force contracts. These estimates are dependent on broad assumptions about coverage, liability and reinsurance. While we believe our reserves for the 2018 and 2017 Catastrophes as of December 31, 2018 are adequate, we continue to closely monitor reported claims and will adjust our estimates of gross and net losses as new information becomes available. The net losses and loss adjustment expenses for the 2018 and 2017 Catastrophes were within our risk tolerance for events of this magnitude.

Insurance Segment

The combined ratio for the Insurance segment in 2018 was 94% (including three points for the underwriting loss on the 2018 Catastrophes) compared to 97% (including eight points for the underwriting loss on the 2017 Catastrophes) in 2017. The decrease in the 2018 combined ratio was driven by lower catastrophe losses, partially offset by a less favorable prior accident years' loss ratio. Although favorable development on prior years' loss reserves in 2018 was comparable to 2017, the benefit to our prior years' loss ratio was reduced given the impact of higher earned premiums in 2018 compared to 2017.

The Insurance segment's 2018 combined ratio included $502.3 million of favorable development on prior years' loss reserves compared to $500.6 million in 2017. More favorable development on our workers' compensation and marine and energy product lines was offset by less favorable development on our professional liability and property product lines. The increase in favorable development on the marine and energy product lines was largely attributable to favorable development in 2018 related to the 2017 Catastrophes. In both 2018 and 2017, favorable development on prior years' loss reserves occurred across several product lines, but was most significant on our general liability, workers' compensation, marine and energy and professional liability product lines.

Reinsurance Segment

The combined ratio for the Reinsurance segment in 2018 was 113% (including 19 points for the underwriting loss on the 2018 Catastrophes) compared to 132% (including 32 points for the underwriting loss on the 2017 Catastrophes) in 2017. The decrease in the 2018 combined ratio was driven by lower catastrophe losses and favorable development on prior accident years' loss reserves in 2018 compared to adverse development in 2017. These decreases were partially offset by a higher expense ratio in 2018 compared to 2017. Excluding the impact of underwriting losses related to the 2018 and 2017 Catastrophes described above, the current accident year loss ratio decreased, primarily due to net favorable premium adjustments in 2018 compared to net unfavorable premium adjustments in 2017. The increase in the expense ratio was driven by the impact of lower assumed reinstatement premiums related to the 2018 Catastrophes compared to the 2017 Catastrophes and a lower benefit from ceding commissions, partially offset by lower profit sharing expenses in 2018 compared to 2017.

The Reinsurance segment's 2018 combined ratio included $43.0 million of favorable development on prior years' loss reserves compared to $7.8 million of adverse development on prior years' loss reserves in 2017. In 2017, prior years' loss reserves included $85.0 million of adverse development, or nine points on the 2017 Reinsurance segment combined ratio, related to the decrease in the discount rate, known as the Ogden Rate, used to calculate lump sum awards in United Kingdom (U.K.) bodily injury cases. Excluding the impact of the 2017 change in the Ogden Rate, favorable development on prior years' loss reserves decreased compared to 2017 due to less favorable development on our property product lines in 2018, including adverse development related to the 2017 Catastrophes. Favorable development in 2018 was most significant on our marine and energy and surety product lines. Partially offsetting this favorable development was adverse development on our professional liability product lines in 2018. In 2017, adverse development resulting from the Ogden Rate change described above and on our professional liability product lines was largely offset by favorable development on our property product lines.

Premiums and Net Retentions

	Premium Analysis
	Years Ended December 31,
	Gross Written Premiums		Earned Premiums
(dollars in thousands)	2018	2017	2018	2017
Insurance	$4,749,166	$4,141,201	$3,783,939	$3,314,033
Reinsurance	1,050,870	1,112,101	928,574	934,114
Other	(1,040)	(195)	(1,468)	(169)
Total Underwriting	5,798,996	5,253,107	4,711,045	4,247,978
Other - Program Services	2,065,473	253,853	1,015	—
Total	$7,864,469	$5,506,960	$4,712,060	$4,247,978

Gross Premium Volume

Gross premium volume in our underwriting segments increased 10% in 2018 compared to 2017. The increase in gross premium volume was attributable to an increase in gross premium volume in our Insurance segment, partially offset by a decrease in gross premium volume in our Reinsurance segment. Also impacting consolidated gross premium volume was $2.1 billion of gross premium written through our program services business acquired as part of the State National transaction, which is not included in our underwriting segments. Substantially all gross premium written in our program services business was ceded to third parties in 2018 and 2017.

Gross premium volume in our Insurance segment increased 15% in 2018 compared to 2017 driven by increased premiums from our new surety and collateral protection businesses, both of which were acquired in 2017, as well as growth within our general and professional liability product lines and personal lines business.

Gross premium volume in our Reinsurance segment decreased 6% in 2018 compared to 2017, primarily due to a large specialty quota share treaty entered into in the first quarter of 2017 that did not renew in 2018, as well as lower gross premium volume in our property product lines, primarily due to contracts that did not renew. These decreases were partially offset by growth in our surety product lines as well as higher gross premium volume in our general liability, professional liability and worker's compensation product lines resulting from favorable premium adjustments and timing of renewals. Significant variability in gross premium volume can be expected in our Reinsurance segment due to individually significant contracts and multi-year contracts.

Net Retention

Net retention of gross premium volume for our underwriting operations was 83% in 2018 and 84% in 2017. The decrease in net retention in 2018 was primarily driven by lower retention on our personal lines business within the Insurance segment and an increase in property catastrophe reinsurance coverage purchases in 2018 compared to 2017. Within our underwriting operations, we purchase reinsurance and retrocessional reinsurance in order to manage our net retention on individual risks and enable us to write policies with sufficient limits to meet policyholder needs.

Earned Premiums

Earned premiums for 2018 increased 11% compared to 2017. The increase in earned premiums was attributable to higher earned premiums in our Insurance segment, primarily driven by growth in gross premium volume in our general liability, professional liability and marine and energy product lines. The increase was also attributable to earned premiums within our new surety and collateral protection product lines acquired in 2017. These increases were partially offset by the impact of lower assumed reinstatement premiums related to the 2018 Catastrophes compared to the 2017 Catastrophes.

Investing Results

Net investment income for 2018 was $434.2 million compared to $405.7 million in 2017. The increase in 2018 was driven by an increase in short-term investment income, primarily due to higher short-term interest rates, and higher dividend income due to increased equity holdings.

Net investment losses for 2018 were $437.6 million compared to $5.3 million in 2017. Net investment losses in 2018 were primarily attributable to a decrease in the fair value of equity securities of $425.6 million in 2018, which was attributable to unfavorable market value movements and a decline in the fair value of our investments in insurance-linked securities funds (ILS Funds), which are managed by Markel CATCo Investment Management Ltd. (Markel CATCo). Net investment losses in 2018 and 2017 included losses of $124.6 million and $52.0 million, respectively, on our investment in the ILS Funds. These losses primarily resulted from decreases in the net asset value of the ILS Funds, which were driven by the impact of losses from Hurricanes Harvey, Irma and Maria and the 2017 wildfires in California on the underlying reinsurance contracts in which the ILS Funds are invested. At December 31, 2018 and 2017, the fair value of our investments in the ILS Funds was $58.2 million and $189.3 million, respectively.

Markel Ventures

We report the results of our Markel Ventures operations in our Markel Ventures segment. This segment includes a diverse portfolio of businesses from different industries that offer various types of products and services to businesses and consumers. The following table summarizes the results from our Markel Ventures segment.

	Years Ended December 31,
(dollars in thousands)	2018	2017
Operating revenues	$1,912,065	$1,333,280
Operating income	$77,479	$115,250
EBITDA	$169,894	$188,383
Net income to shareholders	$35,258	$103,559

See below for a reconciliation of Markel Ventures operating income to Markel Ventures earnings before interest, income taxes, depreciation and amortization (EBITDA).

The increase in revenues from our Markel Ventures segment in 2018 compared to 2017 was primarily due to the acquisition of Costa Farms in the third quarter of 2017 and Brahmin in the fourth quarter of 2018. The increase was also attributable to higher sales volumes from certain of our products and services businesses.

Operating income and EBITDA from our Markel Ventures segment decreased in 2018 compared to 2017 primarily due to $33.5 million of expense related to an internal investigation and remediation associated with the manufacture of products at one of our businesses and an impairment charge of $14.9 million related to intangible assets at this business, both of which were recorded in the second quarter of 2018. Additionally, 2017 included insurance recoveries in excess of 2017 storm losses totaling $44.4 million related to Hurricane Irma, partially offset by an increase in our estimate of contingent consideration payments in 2017 of $19.0 million.

Net income to shareholders from our Markel Ventures segment decreased in 2018 compared to 2017 as a result of decreased operating income, the impact of recording a one-time tax benefit of $37.1 million in the fourth quarter of 2017 following the enactment of the Tax Cuts and Jobs Act (TCJA) and as a result of higher interest expense in 2018 compared to 2017. See Income Taxes below for a discussion of the TCJA.

After considering the impact of the items discussed above, operating income, net income to shareholders and EBITDA increased in 2018 as a result of having a full year of Costa Farms operations and higher sales volumes from certain of our businesses in 2018 compared to 2017.

Markel CATCo

Effective January 18, 2019, as previously announced, two senior executives of Markel CATCo are no longer with the Company. We had accrued $64.3 million of incentive and retention compensation for the two individuals as of September 30, 2018, of which $34.9 million was accrued as of December 31, 2017. This accrual was reversed in the fourth quarter of 2018 and was reflected as a reduction to services and other expenses in our consolidated statement of loss and comprehensive loss.

Also in the fourth quarter of 2018, we reduced the carrying value of the goodwill and intangible assets of the Markel CATCo reporting unit to zero, which resulted in an impairment charge of $179.0 million. In light of governmental inquiries into loss reserves recorded in late 2017 and early 2018 at an entity managed by Markel CATCo, and taking into consideration the departure of two senior executives and certain redemption rights that are now being offered to investors in ILS Funds managed by Markel CATCo, Markel CATCo’s ability to maintain or raise capital has been adversely impacted. As a result, we performed an assessment of the recoverability of goodwill and intangible assets at the Markel CATCo reporting unit as of December 31, 2018 and determined this impairment charge was necessary.

Interest Expense and Income Taxes

Interest Expense

Interest expense was $154.2 million in 2018 compared to $132.5 million in 2017. The increase in interest expense in 2018 compared to 2017 was primarily due to interest associated with our 4.30% unsecured senior notes and our 3.50% unsecured senior notes issued in the fourth quarter of 2017, partially offset by the repayment of our 7.20% unsecured notes in the second quarter of 2017.

Income Taxes

The effective tax rate for 2018 is not meaningful due to the small pre-tax loss for the year and a large non-recurring item. The effective tax rate for 2017 is also not meaningful due to a large non-recurring item.

Income tax expense was $122.5 million in 2018 compared to an income tax benefit of $313.5 million in 2017. In 2017, as a result of the enactment of the TCJA, we recorded a one-time tax benefit of $339.9 million. This one-time benefit from the TCJA was attributable to the remeasurement of our U.S. deferred tax assets and liabilities on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases at the lower enacted U.S. corporate tax rate, offset in part by the tax on the deemed repatriation of foreign earnings. During 2018, we decided to treat our most significant U.K. subsidiaries as domestic corporations for U.S. tax purposes. As a result, the earnings and profits from those subsidiaries are no longer considered to be indefinitely reinvested and we recorded a one-time deferred tax charge of $103.3 million related to the book and tax basis differences attributable to those subsidiaries.

In addition to the large non-recurring item mentioned above, our income tax expense in 2018 differs from the tax benefit calculated at the statutory rate of 21% primarily as a result of nondeductible losses of $124.6 million on our investment in Markel CATCo managed ILS Funds in 2018, partially offset by the impact of tax-exempt investment income. See Investing Results above for a discussion of these investment losses.

Financial Condition

Invested assets were $19.2 billion at December 31, 2018 compared to $20.6 billion at December 31, 2017. During 2018, we increased our holdings of fixed maturities and equity securities, and reduced our holdings of short-term investments and cash and cash equivalents. Equity securities comprised 30% of invested assets, at December 31, 2018 compared to 29% of invested assets, at December 31, 2017. Fixed maturities represented 52% of our invested assets at December 31, 2018 compared to 48% at December 31, 2017. Short-term investments, cash and cash equivalents and restricted cash represented 18% of our invested assets, at December 31, 2018 compared to 23% of at December 31, 2017. Net unrealized gains on investments, net of taxes, were $48.1 million at December 31, 2018 compared to $2.5 billion at December 31, 2017. Upon adoption of ASU No. 2016-01, described above, cumulative net unrealized gains on equity securities of $2.6 billion, net of deferred income taxes of $684.4 million, were reclassified from accumulated other comprehensive income into retained earnings. At December 31, 2018, we held available-for-sale securities with gross unrealized losses of $134.0 million, or less than 1% of invested assets.

At December 31, 2018, our holding company held $2.6 billion of invested assets compared to $2.7 billion of invested assets at December 31, 2017. The decrease in holding company invested assets is primarily due to cash used for acquisitions, interest payments associated with our unsecured senior notes and loans and capital contributions made to our subsidiaries, partially offset by dividends received from our subsidiaries.

Net cash provided by operating activities was $892.9 million in 2018 compared to $858.5 million in 2017. Net cash flows from operating activities for the year ended December 31, 2018 reflected higher net premiums collections in the Insurance segment and lower payments for employee profit sharing compared to 2017. Also reflected in net cash provided by operating activities for 2018 was higher claims settlement activity in both of our underwriting segments compared to 2017, due in part to the 2017 Catastrophes. We also experienced claims settlement activity related to the 2018 Catastrophes.

Safe Harbor and Cautionary Statement

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Risk Factors" and "Safe Harbor and Cautionary Statement" in our 2017 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q or are included in the items listed below:

•
our expectations about future results of our underwriting, investing, Markel Ventures and other operations are based on current knowledge and assume no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	the effect of cyclical trends on our underwriting, investing, Markel Ventures and other operations, including demand and pricing in the insurance, reinsurance and other markets in which we operate;

•	actions by competitors, including the application of new or "disruptive" technologies or business models and consolidation, and the effect of competition on market trends and pricing;

•
the frequency and severity of man-made and natural catastrophes (including earthquakes, fires and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of fires and weather-related catastrophes, may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;

•
we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;

•
emerging claim and coverage issues, changing legal and social trends, and inherent uncertainties in the loss estimation process can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;

•
reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;

•
changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;

•	adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;

•	changes in the availability, costs and quality of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business;

•
the ability or willingness of reinsurers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes, and collateral we hold may not be sufficient to cover a reinsurer's obligation to us;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•
general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;

•
economic conditions, actual or potential defaults in municipal bonds or sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility;

•	economic conditions may adversely affect our access to capital and credit markets;

•	the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns and economic and currency concerns;

•
the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;

•	the impacts that health epidemics and pandemics may have on our business operations and claims activity;

•	the impact on our businesses of the repeal, in part or in whole, or modification of U.S. health care reform legislation and regulations;

•
changes in U.S. tax laws, regulations or interpretations, including those relating to the Tax Cuts and Jobs Act, or in the tax laws, regulations or interpretations of other jurisdictions in which we operate and adjustments we may make in our operations or tax strategies in response to those changes;

•	a failure of our enterprise information technology systems and those maintained by third parties upon which we may rely, or a failure to comply with data protection or privacy regulations;

•	our acquisitions may increase our operational and control risks for a period of time;

•	we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;

•	any determination requiring the write-off of a significant portion of our goodwill and intangible assets;

•	the failure or inadequacy of any loss limitation methods we employ;

•	the loss of services of any executive officer or other key personnel could adversely impact one or more of our operations;

•	our substantial international operations and investments expose us to increased political, operational and economic risks, including foreign currency exchange rate and credit risk;

•
the political, legal, regulatory, financial, tax and general economic impacts, and other impacts we cannot anticipate, related to the vote by the United Kingdom to leave the European Union (Brexit), which could have adverse consequences for our businesses, particularly our London-based international insurance operations;

•	our ability to raise third party capital for existing or new investment vehicles and risks related to our management of third party capital;

•	the effectiveness of our procedures for compliance with existing and ever increasing guidelines, policies and legal and regulatory standards, rules, laws and regulations;

•
the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than those applicable to non-U.S. companies and their affiliates;

•	regulatory changes, or challenges by regulators, regarding the use of certain issuing carrier or fronting arrangements;

•	our dependence on a limited number of brokers for a large portion of our revenues and third-party capital;

•
adverse changes in our assigned financial strength or debt ratings could adversely impact us, including our ability to attract and retain business, the amount of capital our insurance subsidiaries must hold and the availability and cost of capital;

•	changes in the amount of statutory capital our insurance subsidiaries are required to hold, which can vary significantly and is based on many factors outside our control;

•	losses from litigation and regulatory investigations and actions; and

•
a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing market; liability for environmental matters; volatility in the market prices for their products; and volatility in commodity prices and interest and foreign currency exchange rates.

Our premium volume, underwriting and investment results and results from our other operations have been and will continue to be potentially materially affected by these factors. In addition, with respect to previously announced developments at Markel CATCo:

•
the pending governmental inquiries into loss reserves recorded at an entity managed by Markel CATCo in late 2017 and early 2018 (the Markel CATCo Inquiries) may have an adverse impact on the operations of Markel CATCo and may result in adverse findings, reputational damage, the imposition of sanctions, increased costs, litigation and other negative consequences;

•	management time and resources may be diverted to address the Markel CATCo Inquiries, as well as related litigation;

•	the ongoing internal review into loss reserves recorded in late 2017 and early 2018 at an entity managed by Markel CATCo may result in adverse findings;

•
the recent departures of two senior executives of Markel CATCo (Markel CATCo Departures), and the ongoing leadership transition at Markel CATCo, may materially and adversely impact Markel CATCo’s business, operations and results of operations; and

•
the Markel CATCo Inquiries and Markel CATCo Departures, as well as certain redemption rights that are now being offered to investors in ILS Funds managed by Markel CATCo, will adversely impact Markel CATCo’s ability to maintain or raise capital.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Wednesday, February 6, 2019, beginning at 9:30 a.m. (Eastern Time). Any person interested in listening to the call should contact Markel's Investor Relations Department at 804-747-0136. Investors, analysts and the general public also may listen to the call free over the Internet through Markel Corporation's web site, www.markelcorp.com. A replay of the call will also be available on this web site from approximately one hour after the conclusion of the call until Monday, February 18, 2019.

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Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2018	2017	2018	2017
OPERATING REVENUES
Earned premiums	$1,227,532	$1,131,940	$4,712,060	$4,247,978
Net investment income	114,505	101,553	434,215	405,709
Net investment losses:
Other-than-temporary impairment losses	—	(328)	—	(7,589)
Net realized investment gains (losses), excluding other-than-temporary impairment losses	(2,890)	15,348	(11,974)	47,174
Change in fair value of equity securities	(843,032)	(18,808)	(425,622)	(44,888)
Net investment losses	(845,922)	(3,788)	(437,596)	(5,303)
Products revenues	368,487	302,798	1,497,523	951,012
Services and other revenues	178,250	129,764	635,083	462,263
Total Operating Revenues	1,042,852	1,662,267	6,841,285	6,061,659
OPERATING EXPENSES
Losses and loss adjustment expenses	869,573	655,632	2,820,715	2,865,761
Underwriting, acquisition and insurance expenses	459,590	417,944	1,777,511	1,589,464
Products expenses	351,243	257,233	1,413,248	850,449
Services and other expenses	80,618	125,452	474,924	458,621
Amortization of intangible assets	29,671	27,308	115,930	80,758
Impairment of goodwill and intangible assets	184,294	—	199,198	—
Total Operating Expenses	1,974,989	1,483,569	6,801,526	5,845,053
Operating Income (Loss)	(932,137)	178,698	39,759	216,606
Interest expense	39,490	35,438	154,212	132,451
Net foreign exchange gains	(41,171)	(394)	(106,598)	(3,140)
Income (Loss) Before Income Taxes	(930,456)	143,654	(7,855)	87,295
Income tax expense (benefit)	(177,082)	(295,672)	122,498	(313,463)
Net Income (Loss)	(753,374)	439,326	(130,353)	400,758
Net income (loss) attributable to noncontrolling interests	(1,831)	4,445	(2,173)	5,489
Net Income (Loss) to Shareholders	$(751,543)	$434,881	$(128,180)	$395,269

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains (losses) on available-for-sale investments, net of taxes:
Net holding gains (losses) arising during the period	$64,744	$209,543	$(241,325)	$787,339
Reclassification adjustments for net gains (losses) included in net income (loss)	2,353	(9,698)	7,849	(24,296)
Change in net unrealized gains (losses) on available-for-sale investments, net of taxes	67,097	199,845	(233,476)	763,043
Change in foreign currency translation adjustments, net of taxes	3,473	(9,321)	(16,495)	10,449
Change in net actuarial pension loss, net of taxes	600	3,868	2,341	6,259
Total Other Comprehensive Income (Loss)	71,170	194,392	(247,630)	779,751
Comprehensive Income (Loss)	(682,204)	633,718	(377,983)	1,180,509
Comprehensive income (loss) attributable to noncontrolling interests	(1,831)	4,471	(2,213)	5,535
Comprehensive Income (Loss) to Shareholders	$(680,373)	$629,247	$(375,770)	$1,174,974

NET INCOME (LOSS) PER SHARE
Basic	$(53.88)	$30.48	$(9.55)	$25.89
Diluted	$(53.88)	$30.39	$(9.55)	$25.81

Selected Data	December 31,
(dollars and shares in thousands, except per share data)	2018	2017
Total investments, cash and cash equivalents and restricted cash and cash equivalents	$19,238,261	$20,570,337
Reinsurance recoverable on paid and unpaid losses	5,221,947	4,745,390
Goodwill and intangible assets	3,964,171	3,133,145
Total assets	33,306,263	32,805,016
Unpaid losses and loss adjustment expenses	14,276,479	13,584,281
Unearned premiums	3,611,028	3,308,779
Senior long-term debt and other debt	3,009,577	3,099,230
Total shareholders' equity	9,080,653	9,504,148
Book value per common share outstanding	$653.85	$683.55
Common shares outstanding	13,888	13,904

Markel Corporation and Subsidiaries
Supplemental Financial Information
For the Quarters and Years Ended December 31, 2018 and 2017

Gross Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2018	2017	2018	2017
Insurance	$1,173,826	$1,020,689	$4,749,166	$4,141,201
Reinsurance	115,372	86,385	1,050,870	1,112,101
Other	(1,039)	(10)	(1,040)	(195)
Underwriting total	1,288,159	1,107,064	5,798,996	5,253,107
Other - Program Services	488,222	253,853	2,065,473	253,853
Consolidated	$1,776,381	$1,360,917	$7,864,469	$5,506,960

Net Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2018	2017	2018	2017
Insurance	$968,984	$843,697	$3,904,773	$3,439,796
Reinsurance	87,149	78,462	882,285	978,160
Other	(254)	(12)	(1,468)	(169)
Underwriting total	1,055,879	922,147	4,785,590	4,417,787
Other - Program Services	20	—	1,988	—
Consolidated	$1,055,899	$922,147	$4,787,578	$4,417,787

Net Earned Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2018	2017	2018	2017
Insurance	$1,001,832	$912,556	$3,783,939	$3,314,033
Reinsurance	225,720	219,396	928,574	934,114
Other	(254)	(12)	(1,468)	(169)
Underwriting total	1,227,298	1,131,940	4,711,045	4,247,978
Other - Program Services	234	—	1,015	—
Consolidated	$1,227,532	$1,131,940	$4,712,060	$4,247,978

Combined Ratios
	Quarters Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Insurance	99%	88%	94%	97%
Reinsurance	151%	122%	113%	132%
Consolidated	108%	95%	98%	105%

Components of Consolidated Operating Income
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2018	2017	2018	2017
Insurance Segment Profit (1)	$9,505	$107,235	$228,773	$85,097
Reinsurance Segment Loss (1)	(115,347)	(49,258)	(118,287)	(300,018)
Investing Segment Income (Loss)	(731,473)	97,638	(3,894)	400,074
Markel Ventures Segment Profit (2)	17,050	44,216	77,479	115,250
Other (3)	(111,872)	(21,133)	(144,312)	(83,797)
Consolidated Operating Income (Loss)	$(932,137)	$178,698	$39,759	$216,606

(1)	Segment profit (loss) for each of the Company's underwriting segments is measured by underwriting profit (loss).

(2)
Segment profit for the Markel Ventures segment includes amortization of intangible assets attributable to Markel Ventures. Amortization of intangible assets is not allocated to any other reportable segments.

(3)
Other represents the total profit (loss) attributable to the Company's operations that are not included in a reportable segment as well as any amortization of intangible assets and impairment of goodwill and intangible assets that is not allocated to a reportable segment.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2018 and 2017

Products, Services and Other Revenues
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2018	2017	2018	2017
Products revenues:
Markel Ventures	$368,487	$302,798	$1,497,523	$951,012
Services and other revenues:
Markel Ventures	103,494	97,202	414,542	382,268
Investment management	38,562	8,856	91,527	28,740
Program services	28,286	15,328	95,688	15,328
Life and annuity	387	388	1,660	2,022
Other	7,521	7,990	31,666	33,905
	178,250	129,764	635,083	462,263
Total	$546,737	$432,562	$2,132,606	$1,413,275

Products, Services and Other Expenses
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2018	2017	2018	2017
Products expenses:
Markel Ventures	$351,243	$257,233	$1,413,248	$850,449
Services and other expenses:
Markel Ventures	92,868	88,026	366,739	336,484
Investment management	(31,837)	14,954	21,417	52,636
Program services	2,134	6,508	24,298	6,508
Life and annuity	6,714	7,209	27,855	28,218
Other	10,739	8,755	34,615	34,775
	80,618	125,452	474,924	458,621
Total	$431,861	$382,685	$1,888,172	$1,309,070

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2018 and 2017

Reconciliation of Non-GAAP Financial Measure
The following table reconciles Markel Ventures operating income to Markel Ventures earnings before interest, income taxes, depreciation and amortization (EBITDA).

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2018	2017	2018	2017
Markel Ventures operating income	$17,050	$44,216	$77,479	$115,250
Depreciation expense	13,702	12,960	52,207	41,704
Amortization of intangible assets	10,876	10,652	40,208	31,429
Markel Ventures EBITDA - Total	$41,628	$67,828	$169,894	$188,383

Markel Ventures EBITDA - Products	$25,929	$53,997	$102,310	$124,811
Markel Ventures EBITDA - Services	15,699	13,831	67,584	63,572
Markel Ventures EBITDA - Total	$41,628	$67,828	$169,894	$188,383

Markel Ventures EBITDA is a non-GAAP financial measure. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including revenues, operating income and net income, to monitor and evaluate the performance of our Markel Ventures segment. Because EBITDA excludes interest, income taxes, depreciation and amortization, it provides an indicator of economic performance that is useful to both management and investors in evaluating our Markel Ventures businesses as it is not affected by levels of debt, interest rates, effective tax rates, levels of depreciation or amortization resulting from purchase accounting.

Net Income (Loss) per Share
Net income (loss) per share was determined by dividing adjusted net income (loss) to shareholders by the applicable weighted average shares outstanding. Diluted net income (loss) per share is computed by dividing adjusted net income (loss) to shareholders by the weighted average number of common shares and dilutive potential common shares outstanding during the year.

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2018	2017	2018	2017
Net income (loss) to shareholders	$(751,543)	$434,881	$(128,180)	$395,269
Adjustment of redeemable noncontrolling interests	1,793	(10,156)	(4,828)	(33,738)
Adjusted net income (loss) to shareholders	$(749,750)	$424,725	$(133,008)	$361,531

Basic common shares outstanding	13,916	13,934	13,923	13,964
Dilutive potential common shares from options	—	1	—	1
Dilutive potential common shares from restricted stock units and restricted stock	—	40	—	41
Diluted shares outstanding	13,916	13,975	13,923	14,006
Basic net income (loss) per share (1)	$(53.88)	$30.48	$(9.55)	$25.89
Diluted net income (loss) per share (1) (2)	$(53.88)	$30.39	$(9.55)	$25.81

(1)
Effective January 1, 2018, we adopted ASU No. 2016-01 and equity securities are no longer classified as available-for-sale with unrealized gains and losses recognized in other comprehensive income, rather, changes in the fair value of equity securities are now recognized in net income. Prior periods have not been restated to conform to the current presentation.

(2)
The impact of restricted stock units and restricted stock of 25 thousand shares was excluded from the computation of diluted earnings per share for both the quarter and year ended December 31, 2018 because the effect would have been anti-dilutive.